Exhibit 8.1

NELSON MULLINS RILEY & SCARBOROUGH LLP ATTORNEYS AND COUNSELORS AT LAW
Atlantic Station 201 17th Street, NW | Suite 1700 Atlanta, GA 30363 T 404.322.6000 F 404.322.6050 nelsonmullins.com

November 10, 2022

Data Knights Acquisition Corp.

Unit G6, Frome Business Park, Manor Road

Frome

United Kingdom, BA11 4FN

Ladies and Gentlemen:

We have acted as counsel to Data Knights Acquisition Corp., a Delaware corporation (the “Company”), in connection with the preparation and execution of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 25, 2022, by and between the Company, Data Knights Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Data Knights (“Merger Sub”), OneMedNet Corporation, a Delaware corporation (“OneMedNet”), Data Knights, LLC, in its capacity as Purchaser Representative, and Paul Casey, in his capacity as Seller Representative. This opinion is furnished pursuant to the requirements of Item 601(b)(8) of Regulation S-K under the Act in connection with the Company’s registration statement on Form S-4 (File No. 333-266274), as amended and supplemented through the date hereof (the “Registration Statement”). Pursuant to the Merger Agreement, (i) Merger Sub will merge with and into OneMedNet, with OneMedNet surviving as a wholly owned subsidiary of Parent (the “Merger”). The Merger and certain other matters contemplated by the Merger Agreement are described in the Registration Statement. Unless otherwise indicated, any capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Business Combination Agreement.

In connection with this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, including the proxy statement and prospectus contained therein, (ii) the Merger Agreement, (iii) the corporate and organizational documents of the Company, including its Second Amended and Restated Certificate of Incorporation and its Bylaws, (iv) resolutions of the board of directors of the Company relating to, among other things, the adoption of the Merger Agreement and the issuance of the Company’s common stock thereunder, (v) statements and representations of officers of the Company and other representatives of the Company and its agents and (vi) such other such records, agreements and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. As to certain factual matters relevant to this opinion letter, we have relied upon statements contained in such documents as we have deemed appropriate as a basis for the opinion hereinafter set forth. Except to the extent expressly set forth herein, we have made no independent investigations with regard to matters of fact, and, accordingly, we do not express any opinion as to matters that might have been disclosed by independent verification.

CALIFORNIA | COLORADO | DISTRICT OF COLUMBIA | FLORIDA | GEORGIA | MARYLAND | MASSACHUSETTS

MINNESOTA | NEW YORK | NORTH CAROLINA | OHIO | SOUTH CAROLINA | TENNESSEE | TEXAS | VIRGINIA | WEST VIRGINIA

Data Knights Acquisition Corp.
November 10, 2022

Furthermore, in rendering this opinion, we have assumed that the Company, the Merger Sub and OneMedNet will each comply with their respective covenants set forth in the Merger Agreement, the valid receipt of the stockholder votes required under the Delaware General Corporation Law (the “DGCL”) to adopt the Merger Agreement, the satisfaction of all closing conditions in the Merger Agreement and the consummation of the Merger in accordance with the DGCL and the Merger Agreement and in the manner contemplated by the Registration Statement. We have also assumed, without verification, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity of copies submitted to us with the original documents to which such copies relate and the legal capacity of all individuals executing any of the foregoing documents.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service, and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or different interpretations (possibly with retroactive effect). A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. Moreover, there can be no assurance that our opinion will be accepted by the Internal Revenue Service or, if challenged, by a court.

Based upon and subject to the foregoing, and subject to the assumptions, exceptions, limitations and qualifications set forth herein and in the Registration Statement under the heading “Certain Material U.S. Federal Income Tax Considerations,” we are of the opinion that the Company Mergers would qualify as a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code.

Except as set forth above, we express no other opinion. This opinion is being delivered in connection with the consummation of the proposed transactions. No assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, or future factual developments, would not adversely affect the accuracy of the conclusion stated herein. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

Data Knights Acquisition Corp.
November 10, 2022

We hereby consent to the reference to our firm in the Registration Statement under the heading “Legal Matters” and to the filing of this opinion as an exhibit to the Registration Statement. The consent shall not be deemed to be an admission that this firm is an “expert” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required under Section 7 of the Act or the regulations promulgated pursuant to the Act. This opinion is provided for use in connection with the Registration Statement and may not be relied upon for any other purpose or in connection with any other matters.

Very truly yours,

/s/ Nelson Mullins Riley & Scarborough LLP

Nelson Mullins Riley & Scarborough LLP